Exhibit 99.1

St. Jude Medical, Inc.

One Lillehei Plaza

St. Paul, Minnesota 55117

(651) 483.2000

www.sjm.com

Contacts:	Angela Craig	Kathleen Janasz
	Investor Relations	Media Relations
	(651) 481-7789	(651) 415-7042

St. Jude Medical Elects Barbara Benton Hill to Board of Directors

ST. PAUL, Minn. – Dec. 10, 2007 – St. Jude Medical, Inc. (NYSE: STJ) today announced the election of Barbara B. Hill to its board of directors, effective immediately. Ms. Hill is currently the chief executive officer and president of ValueOptions, Inc., a privately owned managed behavioral health company, where she also serves as a board member.

Ms. Hill has approximately 30 years of experience within the healthcare industry, including past roles as president of Express Scripts, Inc., a Fortune 200 pharmacy benefits management company where she also served on the board of directors. She also previously served as chief executive officer and chairman of Woodhaven Health Services, a venture capital owned institutional pharmacy.

“We are happy to welcome Barbara B. Hill to our board of directors,” said Daniel J. Starks, Chairman, President and Chief Executive Officer of St. Jude Medical. “We believe that Barbara will be an excellent addition to the board and we look forward to the insights and experiences that she will bring to St. Jude Medical.”

About St. Jude Medical

St. Jude Medical is dedicated to making life better for cardiac, neurological and chronic pain patients worldwide through excellence in medical device technology and services. The Company has five major focus areas that include: cardiac rhythm management, atrial fibrillation, cardiac surgery, cardiology and neuromodulation. Headquartered in St. Paul, Minn., St. Jude Medical employs approximately 12,000 people worldwide. For more information, please visit www.sjm.com.

Forward-Looking Statements

This news release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 that involve risks and uncertainties. Such forward-looking statements include the expectations, plans and prospects for the Company, including potential clinical successes, anticipated regulatory approvals and future product launches, and projected revenues, margins, earnings, and market shares. The statements made by the Company are based upon management’s current expectations and are subject to certain risks and uncertainties that could cause actual results to differ materially from those described in the forward-looking statements. These risks and uncertainties include market conditions and other factors beyond the Company’s control and the risk factors and other cautionary statements described in the Company’s filings with the SEC, including those described in the Company’s Annual Report on Form 10-K filed on February 28, 2007 (see pages 13-20) and Quarterly Reports on Form 10-Q filed on August 9, 2007 (see pages 28-29) and November 2, 2007 (see pages 23-24). The Company does not intend to update these statements and undertakes no duty to any person to provide any such update under any circumstance.